LAURENCE SOOKOCHOFF, P. GEO
Suite 120, 125A 1030 Denman Street
Vancouver, BC Canada
V6G 2M6

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of statements made by me regarding the mineral properties of Ingenium Capital Corp. in the Amendment No. 1 to Form SB-2 Registration Statement dated June 16, 2004, to be filed by Ingenium Capital Corp. with the United States Securities and Exchange Commission. I further concur with the summary of my reports on the mineral properties of Ingenium Capital Corp. included in the Amendment No. 1 to Form SB-2 and agree to being named as an expert in the Amendment No. 1 to Form SB-2.

Dated the 16th day of June, 2004

/s/ Laurence Sookochoff
LAURENCE SOOKOCHOFF
Consulting Geologist